Exhibit 99.1

News Release

PartnerRe Ltd. Reports First Quarter 2012 Results

•	First Quarter Operating Earnings per share of $2.76; Net Income per share of $5.24

•	First Quarter Annualized Operating ROE of 13.0%; Annualized Net Income ROE of 24.7%

•	Book Value of $89.63 per share, up 5.7% for the quarter.

PEMBROKE, Bermuda, April 30, 2012 — PartnerRe Ltd. (NYSE, Euronext: PRE) today reported net income of $360.1 million, or $5.24 per share for the first quarter of 2012. This net income includes net after-tax realized and unrealized gains on investments of $159.2 million, or $2.42 per share. Net loss for the first quarter of 2011 was $807.0 million, or $11.99 per share, including net after-tax realized and unrealized losses on investments of $88.4 million, or $1.30 per share. The Company recorded operating earnings of $181.7 million, or $2.76 per share for the first quarter of 2012. This compares to an operating loss of $735.6 million, or $10.82 per share, for the first quarter of 2011.

Operating earnings or loss excludes net after-tax realized and unrealized investment gains and losses, net after-tax foreign exchange gains and losses, and net after-tax interest in results of equity investments, and is calculated after the payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

Commenting on results for the first quarter of 2012, PartnerRe President & Chief Executive Officer Costas Miranthis said, “We had a good first quarter with consistently strong underwriting results in all our segments, resulting in a 13% operating return on beginning equity. We also had significant gains in our investment portfolio and this enabled us to grow our book value per share approximately 6 percent during the quarter. These results give us a good start to the year.”

Mr. Miranthis added, “While the broad economic environment remains challenging, and low investment yields are likely to persist for some time, we continue to be cautiously optimistic about improving rate adequacy trends in our reinsurance markets. The trends that we observed in the January renewals have persisted through the April renewals. In this environment, our reinsurance portfolio, with its broad diversification by line and geography, as well as our strong balance sheet, provide a solid foundation to pursue our strategic goals.”

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Highlights for the first quarter of 2012 compared to the same period in 2011 include:

Results of operations:

•

Net premiums written of $1.5 billion were flat, or up 1% on a constant foreign exchange basis, primarily related to new business in the Global (Non-U.S.) Specialty sub-segment, the Global (Non-U.S.) P&C sub-segment and the Life segment. These increases were partially offset by a decrease in the Catastrophe sub-segment due to reductions of certain catastrophe exposures at the January 1, 2012 renewals and by the effect of the Company’s decisions in prior quarters to cancel and non-renew business in order to rebalance the portfolio.

•

Net premiums earned of $990 million were down 7%, or 6% on a constant foreign exchange basis, across all sub-segments within the Non-life segment primarily due to the impact of business cancelled and non-renewed in prior quarters, and the impact of lower agriculture premiums in the North America sub-segment. These reductions in net premiums earned were partially offset by an increase in the Life segment resulting from new business written in the fourth quarter of 2011.

•

The Non-life combined ratio was 84.7% and included 20.6 points (or $164 million) of net favorable loss development on prior accident years. All Non-life sub-segments experienced net favorable development on prior accident years during the first quarter 2012.

•	Net investment income was down 3% to $147 million primarily reflecting lower reinvestment rates, which was partially offset by cash inflows.

•	Pre-tax net realized and unrealized investment gains were $193 million and primarily related to gains on equity securities and gains on fixed income securities due to narrowing credit spreads.

•	The effective tax rate on operating earnings and non-operating earnings was 15% and 16%, respectively.

Balance sheet and capitalization:

•	Total investments, cash and funds held – directly managed at March 31, 2012 were up 2% at $18.2 billion compared to December 31, 2011.

•

Net Non-life loss and loss expense reserves were down 1% to $10.8 billion at March 31, 2012 compared to December 31, 2011 primarily due to loss payments associated with 2011 catastrophe events, which was partially offset by losses incurred and the impacts of foreign exchange.

•	Net policy benefits for life and annuity contracts were up 4% to $1.7 billion compared to December 31, 2011 primarily due to the impact of foreign exchange.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

•

Total capital was $7.6 billion at March 31, 2012, up 4% from $7.3 billion at December 31, 2011. The increase was due to comprehensive income of $376 million, which was primarily driven by net income of $360 million.

•

During the first quarter of 2012, the Company repurchased approximately 180 thousand common shares at a total cost of approximately $12 million. During the period April 1, 2012 through April 27, 2012, the Company repurchased approximately 839 thousand common shares at a total cost of approximately $56 million. At April 30, 2012, approximately 4.3 million common shares remained under the current repurchase authorization

•	Total shareholders’ equity was $6.8 billion at March 31, 2012 compared to $6.5 billion at December 31, 2011. The increase was driven by the factors described above under total capital.

•	Book value per common share at March 31, 2012 was $89.63 on a fully diluted basis compared to $84.42 per diluted share at December 31, 2011.

Segment and sub-segment highlights for the first quarter of 2012 compared to the same period in 2011 include:

Non-life:

•

All Non-life sub-segments, except for the Catastrophe sub-segment, reported an increase in net premiums written compared to the first quarter of 2011 primarily due to new business, which was partially offset by the effects of business cancelled and non-renewed in prior quarters.

•

The North America sub-segment’s net premiums written were up 1% primarily due to positive premium adjustments, new business and renewal increases. These increases were partially offset by lower premiums in the agriculture line of business resulting from an experience-driven premium adjustment related to favorable results from the 2011 crop year. This sub-segment reported a technical ratio of 83.4%, which included 26.0 points (or $62 million) of net favorable prior year loss development.

•

The Global (Non-U.S.) P&C sub-segment’s net premiums written were up 9%, or 11% on a constant foreign exchange basis, due to the impact of new business and increased treaty participations. These increases were partially offset by the effects of cancellations in prior quarters and increased cedant retentions. This sub-segment reported a technical ratio of 85.5%, which included 17.4 points (or $28 million) of net favorable prior year loss development

•

The Global (Non-U.S.) Specialty sub-segment’s net premiums written were up 12%, or 13% on a constant foreign exchange basis, primarily due to new business in short tail lines of business. This increase was partially offset by the effects of cancelled and

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

non-renewed business in prior quarters. This sub-segment’s technical ratio of 85.8% included 18.0 points (or $55 million) of net favorable prior year loss development.

•

The Catastrophe sub-segment’s net premiums written were down 26% primarily related to the non-renewal of certain catastrophe exposures at January 1, 2012. This sub-segment’s technical ratio of 12.6% included 20.9 points (or $19 million) of net favorable prior year loss development.

Life:

•	The Life segment’s net premiums written increased by 4%, or 6% on a constant foreign exchange basis, primarily due to new longevity business written in the fourth quarter of 2011.

•

The Life allocated underwriting result, which includes allocated investment income and operating expenses, increased to $21 million for the first quarter of 2012 compared to $12 million in the same period in 2011. The increase was primarily due to a higher level of net favorable prior year loss development.

Corporate and Other:

•

Investment and capital markets activities contributed income of $327 million to pre-tax net income, excluding investment income allocated to the Life segment. Of this amount, income of $129 million was included in pre-tax operating earnings and an additional $198 million in net realized and unrealized gains on investments and earnings from equity investee companies was included in pre-tax non-operating income.

Separately, as announced by the Company today, the Board of Directors declared a quarterly dividend of $0.62 per common share. The dividend will be payable on June 1, 2012, to common shareholders of record on May 21, 2012, with the stock trading ex-dividend commencing May 17, 2012.

The Company has posted its first quarter 2012 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data, which includes a reconciliation of GAAP and non-GAAP measures.

The Company will hold a dial-in conference call and question and answer session with investors at 10 a.m. Eastern tomorrow, May 1. Investors and analysts are encouraged to call in 15 minutes prior to the commencement of the call. The conference call can be accessed by dialing (800) 344-6698 or, from outside the United States, by dialing (785) 830-7979. The media are invited to listen to the call live over the Internet on the Investor Relations section

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

of PartnerRe’s web site, www.partnerre.com. To listen to the webcast, please log on to the broadcast at least five minutes prior to the start.

Net income/loss per share is defined as net income/loss available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income/loss available to common shareholders is defined as net income/loss less preferred dividends. Operating earnings/loss is defined as net income/loss available to common shareholders excluding after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses and after-tax interest in earnings/losses of equity investments. Operating earnings/loss per share is defined as operating earnings/loss divided by the weighted average number of fully diluted shares outstanding for the period.

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning diluted book value per common and common share equivalents outstanding to measure performance, as these measures focus on the underlying fundamentals of our operations without the impact of after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses, and the after-tax interest in earnings/losses of equity investments, where the Company does not control the investee companies’ activities. The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses. The Company also uses combined ratio to measure results for the Non-life segment. The combined ratio is the sum of the technical and other operating expense ratios. The Company uses allocated underwriting result as a measure of underwriting performance for its Life operations. This metric is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses. The Company uses total capital, which is defined as total shareholders’ equity, long-term debt, senior notes and CENts, to manage the capital structure of the Company.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health, and alternative risk products. For the year ended

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

December 31, 2011, total revenues were $5.4 billion. At March 31, 2012, total assets were $23.8 billion, total capital was $7.6 billion and total shareholders’ equity was $6.8 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd. (441) 292-0888 Investor Contact: Robin Sidders Media Contact: Celia Powell	Sard Verbinnen & Co. (212) 687-8080 Drew Brown/Briana Kelly

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

PartnerRe Ltd.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	For the three months ended March 31, 2012	For the three months ended March 31, 2011

Revenues
Gross premiums written	$1,567,483	$1,557,561

Net premiums written	$1,473,286	$1,470,419
Increase in unearned premiums	(483,456)	(405,830)

Net premiums earned	989,830	1,064,589
Net investment income	146,896	151,633
Net realized and unrealized investment gains (losses)	192,735	(112,199)
Other income	2,746	1,813

Total revenues	1,332,207	1,105,836

Expenses
Losses and loss expenses and life policy benefits	576,486	1,607,217
Acquisition costs	211,608	207,849
Other operating expenses	98,174	104,297
Interest expense	12,220	12,300
Amortization of intangible assets	8,893	8,827
Net foreign exchange losses (gains)	2,589	(695)

Total expenses	909,970	1,939,795

Income (loss) before taxes and interest in earnings of equity investments	422,237	(833,959)
Income tax expense (benefit)	67,174	(26,258)
Interest in earnings of equity investments	5,078	745

Net income (loss)	$360,141	$(806,956)

Preferred dividends	$15,405	$8,631

Operating earnings (loss) available to common shareholders	$181,695	$(735,572)

Comprehensive income (loss), net of tax	$376,237	$(769,410)

Per share data:
Earnings (loss) per common share:
Basic operating earnings (loss)	$2.78	$(10.82)
Net realized and unrealized investment gains (losses), net of tax	2.43	(1.30)
Net foreign exchange (losses) gains, net of tax	(0.02)	0.11
Interest in earnings of equity investments, net of tax	0.08	0.02

Basic net income (loss)	$5.27	$(11.99)

Weighted average number of common shares outstanding	65,404,227	67,997,426

Diluted operating earnings (loss)	$2.76	$(10.82)
Net realized and unrealized investment gains (losses), net of tax	2.42	(1.30)
Net foreign exchange (losses) gains, net of tax	(0.02)	0.11
Interest in earnings of equity investments, net of tax	0.08	0.02

Diluted net income (loss)	$5.24	$(11.99)

Weighted average number of common shares and common share equivalents outstanding	65,842,819	67,997,426
Dividends declared per common share	$0.62	$0.55

PartnerRe Ltd.

Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Investments:
Fixed maturities, trading securities, at fair value	$14,411,664	$13,941,829
Short-term investments, trading securities, at fair value	38,838	42,571
Equities, trading securities, at fair value	943,458	944,691
Other invested assets	360,894	358,154

Total investments	15,754,854	15,287,245
Funds held – directly managed	1,264,383	1,268,010
Cash and cash equivalents, at fair value, which approximates amortized cost	1,210,229	1,342,257
Accrued investment income	181,898	189,074
Reinsurance balances receivable	2,571,038	2,059,976
Reinsurance recoverable on paid and unpaid losses	432,059	397,788
Funds held by reinsured companies	799,988	796,290
Deferred acquisition costs	636,537	547,202
Deposit assets	242,435	241,513
Net tax assets	44,769	66,574
Goodwill	455,533	455,533
Intangible assets	124,974	133,867
Other assets	76,959	70,044

Total assets	$23,795,656	$22,855,373

Liabilities
Unpaid losses and loss expenses	$11,143,354	$11,273,091
Policy benefits for life and annuity contracts	1,707,982	1,645,662
Unearned premiums	2,017,177	1,448,841
Other reinsurance balances payable	522,701	443,873
Deposit liabilities	249,967	249,382
Net tax liabilities	311,069	297,153
Accounts payable, accrued expenses and other	235,546	208,840
Debt related to senior notes	750,000	750,000
Debt related to capital efficient notes	70,989	70,989

Total liabilities	17,008,785	16,387,831

Shareholders’ Equity
Common shares (par value $1.00; issued: 2012, 84,939,858 shares; 2011, 84,766,693 shares)	84,940	84,767
Preferred shares (par value $1.00; issued and outstanding: 2012 and 2011, 35,750,000 shares; aggregate liquidation value: 2012 and 2011, $893,750)	35,750	35,750
Additional paid-in capital	3,815,056	3,803,796
Accumulated other comprehensive income (loss):
Currency translation adjustment	21,474	4,267
Other accumulated comprehensive loss	(18,022)	(16,911)
Retained earnings	4,339,296	4,035,103
Common shares held in treasury, at cost (2012, 19,626,865 shares; 2011, 19,444,365 shares)	(1,491,623)	(1,479,230)

Total shareholders’ equity	6,786,871	6,467,542

Total liabilities and shareholders’ equity	$23,795,656	$22,855,373

Shareholders’ Equity Per Common Share (excluding preferred shares: 2012 and 2011, $893,750)	$90.23	$85.33

Diluted Book Value Per Common Share and Common Share Equivalents Outstanding (assuming exercise of all share-based awards)	$89.63	$84.82

Number of Common Share and Common Share Equivalents Outstanding	65,751,585	65,715,708

PartnerRe Ltd.

Segment Information

(Expressed in millions of U.S. dollars)

(Unaudited)

For the three months ended March 31, 2012

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$341	$347	$417	$242	$1,347	$217	$3	$1,567

Net premiums written	$341	$346	$353	$215	$1,255	$215	$3	$1,473
Increase in unearned premiums	(103)	(187)	(45)	(125)	(460)	(21)	(2)	(483)

Net premiums earned	$238	$159	$308	$90	$795	$194	$1	$990
Losses and loss expenses and life policy benefits	(133)	(98)	(194)	(2)	(427)	(149)	—	(576)
Acquisition costs	(66)	(38)	(70)	(9)	(183)	(29)	—	(212)

Technical result	$39	$23	$44	$79	$185	$16	$1	$202

Other income					1	—	1	2
Other operating expenses					(63)	(12)	(23)	(98)

Underwriting result					$123	$4	n/a	$106

Net investment income						17	130	147

Allocated underwriting result (1)						$21	n/a	n/a

Net realized and unrealized investment gains							193	193
Interest expense							(12)	(12)
Amortization of intangible assets							(9)	(9)
Net foreign exchange losses							(3)	(3)
Income tax expense							(67)	(67)
Interest in earnings of equity investments							5	5

Net income							n/a	$360

Loss ratio (2)	55.9%	61.6%	63.2%	2.1%	53.8%

Acquisition ratio (3)	27.5	23.9	22.6	10.5	23.0

Technical ratio (4)	83.4%	85.5%	85.8%	12.6%	76.8%

Other operating expense ratio (5)					7.9

Combined ratio (6)					84.7%

For the three months ended March 31, 2011

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$338	$318	$375	$317	$1,348	$208	$2	$1,558

Net premiums written	$338	$317	$315	$292	$1,262	$206	$2	$1,470
(Increase) decrease in unearned premiums	(79)	(136)	2	(168)	(381)	(22)	(2)	(405)

Net premiums earned	$259	$181	$317	$124	$881	$184	$—	$1,065
Losses and loss expenses and life policy benefits	(174)	(150)	(221)	(918)	(1,463)	(145)	—	(1,608)
Acquisition costs	(66)	(40)	(80)	8	(178)	(30)	—	(208)

Technical result	$19	$(9)	$16	$(786)	$(760)	$9	$—	$(751)

Other income					1	—	1	2
Other operating expenses					(66)	(12)	(26)	(104)

Underwriting result					$(825)	$(3)	n/a	$(853)

Net investment income						15	137	152

Allocated underwriting result (1)						$12	n/a	n/a

Net realized and unrealized investment losses							(112)	(112)
Interest expense							(12)	(12)
Amortization of intangible assets							(9)	(9)
Net foreign exchange gains							—	—
Income tax benefit							26	26
Interest in earnings of equity investments							1	1

Net loss							n/a	$(807)

Loss ratio (2)	67.0%	82.8%	69.7%	743.0%	166.0%

Acquisition ratio (3)	25.6	22.1	25.3	(6.7)	20.3

Technical ratio (4)	92.6%	104.9%	95.0%	736.3%	186.3%

Other operating expense ratio (5)					7.4

Combined ratio (6)					193.7%

(1)	Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6)	Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.